Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)

Senti Biosciences Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	(1)	$60,000,000.00	0.0001381	$8,286
Fees Previously Paid		—		—
Total Transaction Valuation		$60,000,000.00
Total Fees Due for Filing				$8,286
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$8,286

(1)
Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of July 14, 2026 (the “Merger Agreement”), by and among Senti Biosciences Holdings, Inc. (the “Company”), Senti Holdings, Inc., Senti Biosciences, Inc., Celadon Partners SPV 35 Limited and Senti Merger Sub, Inc.

In accordance with Rule 0-11 under the Securities Exchange Act of 1934, the filing fee has been calculated on the basis of the maximum aggregate consideration payable pursuant to the Merger Agreement, which is $60,000,000.00, representing the aggregate cap on all Milestone Payment Amounts. The filing fee equals $8,286, calculated at a rate of $138.10 per $1,000,000 of transaction value.